EXHIBIT 23.2

                       CONSENT OF NUGENT & HAEUSSLER, P.C.


Board of Directors
GSB Financial Corporation


We consent to incorporation by reference in the registration statement on Form S-8 of GSB Financial Corporation relating to the GSB Financial Corporation Incentive Stock Award Plan and the Stock Option and Incentive Plan (the "Plans") of our report dated October 27, 1998 relating to the consolidated statements of condition of GSB Financial Corporation and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1998, which report is included in the annual report on Form 10-K of GSB Financial Corporation.


/s/ NUGENT & HAEUSSLER, P.C.
----------------------------
    NUGENT & HAUESSLER, P.C.

April 12, 1999